Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FOURTH QUARTER FISCAL 2022 NET INCOME    OF $8.3 MILLION AND FISCAL YEAR 2022 NET INCOME OF $17.9 MILLION; DECLARES QUARTERLY CASH DIVIDEND

Eighth Consecutive Quarter of Sequential Revenue Growth; Fiscal Year 2022 revenue growth of 26.9% over Fiscal Year 2021

Fourth Quarter Highlights

•	Net sales of $61.6 million were up 22.1% from last year’s fourth quarter with increases in all three business units.
•	Backlog increased to $206.2 million in the fourth quarter versus $175.6 million at the end of the third quarter and $110.0 million at the end of the fourth quarter of last fiscal year.
•	Gross margin was 32.7% of net sales for the fourth quarter of fiscal 2022 versus 32.4% of net sales in the prior year’s fourth quarter.
•	Operating income was $5.0 million for the fourth quarter of fiscal 2022 compared to an operating income of $2.3 million in the fourth quarter of fiscal 2021.
•

A non-cash income tax benefit of $3.5 million for the fourth quarter of fiscal 2022 resulted from the $4.0 million partial reversal of the tax valuation allowance due to evidence of profitability for realizing a portion of the deferred tax assets in the future.

•

Earnings per common share (diluted) were $0.59 for the fourth quarter of fiscal 2022 compared to $0.14 per common share (diluted) in the fourth quarter of fiscal 2021. Excluding the $4.0 million tax valuation allowance adjustment, earnings per common share (diluted) were $0.31 for the fourth quarter of fiscal 2022.

Fiscal 2022 Highlights

•	For fiscal 2022, net sales increased 26.9% to $224.6 million.
•	Operating income was $16.0 million for fiscal 2022, compared to $2.9 million for fiscal 2021.
•

An income tax benefit of $2.2 million for fiscal 2022 resulted from the $4.0 million partial reversal of the tax valuation allowance due to evidence of profitability for realizing a portion of the deferred tax assets in the future.

•

Earnings per common share (diluted) were $1.31 for fiscal 2022, compared to $0.13 per common share (diluted) for fiscal 2021. Excluding the $4.0 million tax valuation allowance adjustment, earnings per common share (diluted) were $1.02 for fiscal 2022.

•	Cash and investments were $40.5 million as of May 28, 2022 versus $39.1 million on February 26, 2022 and $43.3 million on May 29, 2021.

LaFox, IL, JULY 20, 2022: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its fourth quarter and fiscal year ended May 28, 2022. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“The positive momentum we have been experiencing is a result of the strategies we are pursuing to develop new products and applications for large and emerging global markets. The fourth quarter of fiscal 2022 was our eighth consecutive quarter of sequential revenue growth, driving the highest level of annual revenue since the sale of RFPD in 2011,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “Despite an increasingly challenging and uncertain global economic environment, we believe we are well positioned for long-term, profitable growth. In addition, we are starting fiscal 2023 from a position of strength with over $206 million in backlog and increasing sales from new manufactured products and new customers. As a result, we believe sales and profits will continue to increase in fiscal 2023.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2022 increased 22.1% to $61.6 million compared to net sales of $50.5 million in the prior year’s fourth quarter due to higher net sales across all three business units. PMT sales increased $10.4 million or 26.8% from last year’s fourth quarter. Demand within PMT was driven by strong growth from new Power and Microwave Technology partners for various applications including power management, green energy solutions and 5G infrastructure. Sales for several electron tube product lines as well as manufactured products for our semiconductor wafer fabrication equipment customers, also increased from the fourth quarter of fiscal 2021. Canvys sales increased by $0.6 million or 7.1% due to strong customer demand in North America. Richardson Healthcare sales increased $0.1 million or 4.1% primarily due to increases in parts sales and equipment sales, partially offset by lower sales of the ALTA750TM Tubes.

Gross margin was 32.7% of net sales during the fourth quarter of fiscal 2022 compared to 32.4% of net sales during the fourth quarter of fiscal 2021. PMT margin increased to 34.4% from 32.0% primarily due to product mix and improved manufacturing efficiencies. Canvys margin as a percent of net sales decreased to 30.7% from 35.3% because of higher global freight costs and foreign exchange effects. Healthcare gross margin was 10.8% in the fourth quarter of fiscal 2022 compared to 29.4% in the prior year’s fourth quarter due to higher under absorption and scrap expense due to manufacturing issues.

Operating expenses were $15.2 million compared to $14.0 million in the fourth quarter of fiscal 2021. The increase in operating expenses resulted from higher employee compensation expenses, primarily due to increased incentive expense resulting from the highest level of profitability since the fourth quarter of fiscal 2007. Operating expenses as a percentage of net sales decreased to 24.6% during the fourth quarter of fiscal 2022 compared to 27.7% during the fourth quarter of fiscal 2021.

The Company reported operating income of $5.0 million for the fourth quarter of fiscal 2022 compared to an operating income of $2.3 million in the prior year’s fourth quarter. Other expenses for the fourth quarter of fiscal 2022, including interest income and foreign exchange, were $0.2 million, compared to other expenses of less than $0.1 million in the fourth quarter of fiscal 2021.

The non-cash income tax benefit of $3.5 million for the fourth quarter of fiscal 2022 resulted from the $4.0 million partial reversal of the tax valuation allowance due to evidence of profitability for realizing a portion of the deferred tax assets in the future.

Net income for the fourth quarter of fiscal 2022 was $8.3 million compared to net income of $1.9 million in the fourth quarter of fiscal 2021. Without the $4.0 million tax valuation allowance adjustment, net income for the fourth quarter of fiscal 2022 was $4.3 million.

Earnings per common share (diluted) were $0.59 in the fourth quarter of fiscal 2022, compared to $0.14 per common share (diluted) in the fourth quarter of fiscal 2021. Excluding the $4.0 million tax valuation allowance adjustment, earnings per common share (diluted) were $0.31 for the fourth quarter of fiscal 2022.

Cash and investments at the end of the fourth quarter of fiscal 2022 were $40.5 million compared to $39.1 million at the end of the third quarter of fiscal 2022 and $43.3 million at the end of the fourth quarter of fiscal 2021. The Company continues to invest in inventory and working capital to support its growth initiatives as well as, $1.0 million during the quarter on capital expenditures primarily related to its manufacturing and Healthcare businesses and its IT System, versus $0.8 million during the fourth quarter of fiscal 2021. Total capital expenditures in fiscal 2022 were $3.1 million compared to $2.6 million in fiscal 2021.

Fiscal 2022 Results

     Net sales for fiscal 2022 were $224.6 million, an increase of 26.9%, compared to net sales of $176.9 million during fiscal 2021. Sales increased by $40.8 million or 29.7% for PMT, $5.9 million or 20.0% for Canvys and $1.0 million or 10.1% for Richardson Healthcare.

     Gross profit increased to $71.7 million during fiscal 2022, compared to $58.8 million during fiscal 2021. As a percentage of net sales, gross margin decreased to 31.9% of net sales during fiscal 2022, compared to 33.2% of net sales during fiscal 2021, primarily because of product mix in PMT, higher global freight costs and foreign exchange effects in Canvys and increased component scrap expenses for Healthcare.

Operating expenses decreased to $55.7 million for fiscal 2022, compared to $55.9 million for fiscal 2021. The decrease in operating expenses resulted from the non-recurrence of a $1.6 million legal settlement in fiscal 2021 and lower legal fees. These decreases were mostly offset by higher employee compensation expenses, including additional incentives expense due to strong profitability. Operating expenses as a percentage of sales decreased to 24.8% during fiscal 2022 as compared to 31.6% during fiscal 2021.

Operating income during fiscal 2022 was $16.0 million, compared to an operating income of $2.9 million during fiscal 2021.

Other expense for fiscal 2022, including interest income and foreign exchange, was $0.2 million, as compared to other expense of $0.6 million in fiscal 2021.

The income tax benefit of $2.2 million for fiscal 2022 resulted from the $4.0 million partial reversal of the tax valuation allowance due to evidence of profitability for realizing a portion of the deferred tax assets in the future.

Net income for fiscal 2022 was $17.9 million, versus net income of $1.7 million during fiscal 2021. Without the $4.0 million tax valuation allowance adjustment, net income for fiscal 2022 was $13.9 million.

Earnings per common share (diluted) were $1.31 for fiscal 2022 compared to $0.13 per common share (diluted) for fiscal 2021. Excluding the $4.0 million tax valuation allowance adjustment, earnings per common share (diluted) were $1.02 for fiscal 2022.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on August 24, 2022, to common stockholders of record as of August 5, 2022.

CONFERENCE CALL INFORMATION

On Thursday, July 21, 2022, at 9:00 a.m. Central Time, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s fourth quarter and fiscal year 2022 results.  A question-and-answer session will be included as part of the call’s agenda.

Participant Instructions

Participants may register for the call here.  While not required, it is recommended you join 10 minutes prior to the event start.  A replay of the call will be available beginning at 1:00 p.m. Central Time on July 21, 2022, for seven days.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 2, 2021, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. More than 60% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All of our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics, Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	May 28, 2022	May 29, 2021
Assets
Current assets:
Cash and cash equivalents	$35,495	$43,316
Accounts receivable, less allowance of $186 and $202, respectively	29,878	25,096
Inventories, net	80,390	63,508
Prepaid expenses and other assets	2,448	2,385
Investments - current	5,000	—
Total current assets	153,211	134,305
Non-current assets:
Property, plant and equipment, net	16,961	17,067
Intangible assets, net	2,010	2,270
Lease ROU asset	3,239	2,570
Non-current deferred income taxes	4,398	541
Total non-current assets	26,608	22,448
Total assets	$179,819	$156,753
Liabilities
Current liabilities:
Accounts payable	$23,987	$16,979
Accrued liabilities	16,110	14,182
Lease liability current	1,109	1,066
Total current liabilities	41,206	32,227
Non-current liabilities:
Non-current deferred income tax liabilities	85	242
Lease liability non-current	1,915	1,358
Other non-current liabilities	766	1,366
Total non-current liabilities	2,766	2,966
Total liabilities	43,972	35,193
Stockholders’ Equity
Common stock, $0.05 par value; issued and outstanding 11,649 shares at May 28, 2022 and 11,160 shares at May 29, 2021	582	558
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,053 shares at May 28, 2022 and 2,097 shares at May 29, 2021	103	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	66,331	62,707
Retained earnings	68,031	53,297
Accumulated other comprehensive income	800	4,893
Total stockholders' equity	135,847	121,560
Total liabilities and stockholders’ equity	$179,819	$156,753

Richardson Electronics, Ltd.
Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 28, 2022	May 29, 2021	May 28, 2022	May 29, 2021
Net sales	$61,629	$50,472	$224,620	$176,937
Cost of sales	41,452	34,115	152,920	118,112
Gross profit	20,177	16,357	71,700	58,825
Selling, general and administrative expenses	15,173	14,001	55,723	55,925
Loss on disposal of assets	18	19	20	13
Operating income	4,986	2,337	15,957	2,887
Other expense (income):
Investment/interest income	(44)	(28)	(80)	(76)
Foreign exchange loss (gain)	275	109	273	759
Other, net	(34)	(43)	5	(104)
Total other expense (income)	197	38	198	579
Income before income taxes	4,789	2,299	15,759	2,308
Income tax (benefit) provision	(3,494)	414	(2,168)	653
Net income	8,283	1,885	17,927	1,655
Foreign currency translation (loss) gain, net of tax	(1,740)	437	(4,093)	3,403
Comprehensive income	$6,543	$2,322	$13,834	$5,058

Net income per share:
Common shares - Basic	$0.62	$0.14	$1.35	$0.13
Class B common shares - Basic	0.55	0.13	1.21	0.11
Common shares - Diluted	0.59	0.14	1.31	0.13
Class B common shares - Diluted	0.54	0.13	1.18	0.11

Weighted average number of shares:
Common shares - Basic	11,619	11,130	11,395	11,105
Class B common shares - Basic	2,053	2,097	2,080	2,097
Common shares - Diluted	12,107	11,352	11,825	11,164
Class B common shares - Diluted	2,053	2,097	2,080	2,097

Dividends per share:
Common share	$0.06	$0.06	$0.24	$0.24
Class B common share	0.05	0.05	0.22	0.22

Richardson Electronics, Ltd.
Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended
	May 28, 2022	May 29, 2021
Operating activities:
Net income	$17,927	$1,655
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,423	3,424
Inventory provisions	462	1,041
Loss on disposal of assets	20	13
Share-based compensation expense	654	675
Deferred income taxes	(4,042)	(1)
Change in assets and liabilities:
Accounts receivable	(6,183)	(4,198)
Inventories	(20,571)	(4,861)
Prepaid expenses and other assets	(228)	103
Accounts payable	7,671	(565)
Accrued liabilities	2,420	3,572
Other	358	(26)
Net cash provided by operating activities	1,911	832
Investing activities:
Capital expenditures	(3,120)	(2,632)
Proceeds from maturity of investments	—	25,000
Purchases of investments	(5,000)	(9,000)
Net cash (used in) provided by investing activities	(8,120)	13,368
Financing activities:
Payment of financing lease principal	(151)	(181)
Proceeds from issuance of common stock	2,992	289
Cash dividends paid on Common and Class B Common shares	(3,193)	(3,122)
Net cash used in financing activities	(352)	(3,014)
Effect of exchange rate changes on cash and cash equivalents	(1,260)	1,595
(Decrease ) increase in cash and cash equivalents	(7,821)	12,781
Cash and cash equivalents at beginning of period	43,316	30,535
Cash and cash equivalents at end of period	$35,495	$43,316

Richardson Electronics, Ltd.
Net Sales and Gross Profit
For the Fourth Quarter and Fiscal 2022 and Fiscal 2021
($ in thousands)

By Strategic Business Unit:

Net Sales
	Q4 FY 2022		Q4 FY 2021	% Change
PMT	$49,278		$38,862	26.8%
Canvys	9,455		8,828	7.1%
Healthcare	2,896		2,782	4.1%
Total	$61,629		$50,472	22.1%

	YTD FY 2022		YTD FY 2021	% Change
PMT	$178,056		$137,280	29.7%
Canvys	35,187		29,319	20.0%
Healthcare	11,377		10,338	10.1%
Total	$224,620		$176,937	26.9%

Gross Profit
	Q4 FY 2022	% of Net Sales	Q4 FY 2021	% of Net Sales
PMT	$16,961	34.4%	$12,421	32.0%
Canvys	2,904	30.7%	3,118	35.3%
Healthcare	312	10.8%	818	29.4%
Total	$20,177	32.7%	$16,357	32.4%

	YTD FY 2022	% of Net Sales	YTD FY 2021	% of Net Sales
PMT	$58,041	32.6%	$45,951	33.5%
Canvys	11,252	32.0%	10,274	35.0%
Healthcare	2,407	21.2%	2,600	25.1%
Total	$71,700	31.9%	$58,825	33.2%